Exhibit 99.1

FOR RELEASE March 15, 2010

StanCorp Financial Group’s Executives Adopt Rule 10b5-1 Trading Plans

PORTLAND, Ore. — March 15, 2010 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today announced that Eric E. Parsons, chairman, and J. Greg Ness, president and chief executive officer, have adopted trading plans pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934.

Rule 10b5-1 allows officers and directors to adopt written, pre-arranged stock trading plans at a time when they are not in possession of material nonpublic information. Using these plans, insiders can gradually diversify their investment portfolios and reduce market impact by spreading stock trades out over an extended period of time, while avoiding concerns about whether they were in possession of material nonpublic information when the stock was sold.

The trading plan for Mr. Parsons provides for the sale of up to 160,000 shares of StanCorp stock that will be issued as a result of options previously awarded to Mr. Parsons. The shares will be sold during the period of May 3, 2010 through July 11, 2011.

As of March 10, 2010, Mr. Parsons beneficially owned 140,152 shares of StanCorp and 589,525 vested options to acquire shares of StanCorp’s common stock.

The trading plan for Mr. Ness provides for the sale of up to 75,000 shares of StanCorp stock that will be issued as a result of options previously awarded to Mr. Ness. The shares will be sold during the period of May 3, 2010 through July 11, 2011.

As of March 10, 2010, Mr. Ness beneficially owned 49,418 shares of StanCorp and 239,541 vested options to acquire shares of StanCorp’s common stock.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.1 million customers nationwide as of December 31, 2009, with group and individual disability insurance, group life, AD&D, dental and vision insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

##

Contacts

Investor Relations and Financial Media

Jeff Hallin

Telephone: (971) 321-6127

E-mail: jeff.hallin@standard.com

General Media

Bob Speltz

Telephone: (971) 321-3162

E-mail: bob.speltz@standard.com